AMENDMENT TO THE MANAGED PORTFOLIO SERIES DISTRIBUTION AGREEMENT

THIS AMENDMENT dated as of the 7th day of August, 2020, to the Distribution Agreement, dated as of March 31st, 2020, (the “Agreement”), is entered into by and between MANAGED PORTFOLIO SERIES, a Delaware statutory trust (the “Trust”) on behalf of its series, QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”) and Tortoise Capital Advisors, L.L.C, a Delaware limited liability company, (the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add funds and update the fee schedule; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect. Signatures on the following page
Tortoise

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES	QUASAR DISTRIBUTORS, LLC
By: /s/ Brian R. Wiedmeyer	By: /s/ Teresa Cowan
Name: Brian R. Wiedmeyer	Name: Teresa Cowan
Title: President	Title: Vice President

TORTOISE CAPITAL ADVISORS, L.L.C
By: /s/ P. Bradley Adams
Name: P. Bradley Adams
Title: Managing Director

Tortoise

Exhibit A to the Distribution Agreement – Tortoise Capital Advisers

Separate Series of Managed Portfolio Series

Name of Series
Tortoise MLP & Pipeline Fund
Tortoise Energy Evolution Fund
Tortoise MLP & Energy Infrastructure Fund Tortoise MLP & Energy Income Fund
Ecofin Global Renewables Infrastructure Fund
Tortoise
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